EMPLOYMENT AGREEMENT
                                     BETWEEN
                             THE WALT DISNEY COMPANY
                                       AND
                                MICHAEL D. EISNER


Michael D. Eisner ("Executive") and The Walt Disney Company, a Delaware corporation ("Company"), hereby agree as follows:

1.    Term

      The term of this Agreement shall commence on January 8, 1997 and shall terminate on September 30, 2006.

2.    Duties

      Executive shall be employed by Company as its Chairman and Chief Executive Officer. Executive shall report directly and solely to the Company's Board of Directors ("Board"). Executive shall devote his full time and best efforts to the Company. Company agrees to nominate Executive for election to the Board as a member of the management slate at each annual meeting of stockholders during his employment hereunder at which Executive's director class comes up for election. Executive agrees to serve on the Board if elected.

3.    Salary

      Executive shall receive an annual base salary of $750,000. The Board, in its discretion, may increase the base salary based upon relevant circumstances.

4.    Bonus

      (a) Executive shall, as provided in, and subject to, Sections 4(e) and 4(f) below, receive an incentive bonus for Company's fiscal years ending September 30, 1997 and September 30, 1998, pursuant to Company's 1997 Cash Bonus Performance Plan for Executive Officers (the "Executive Cash Bonus Performance Plan"), which plan shall be submitted to the shareholders of Company as provided in Section 4(f) hereof.

      (b) Executive shall, as provided in, and subject to, Sections 4(c),4(e) and 4(f) below, receive an incentive bonus for each fiscal year of Company which shall end after September 30, 1998 and on or before the termination of this Agreement and for such additional periods as are provided in Section 4(e) below, in an amount determined in accordance with the bonus formula set forth on
Exhibit 1 hereto. Such bonus formula shall be submitted to the shareholders of Company as provided in Section 4(f) hereof.

      (c) Both parties acknowledge that the bonus formula set forth on Exhibit A hereto may produce inequitable results in the future, particularly since the contract covers an extended period of time and the Company has grown very large with worldwide activities in a very dynamic industry. Combination with another company, capital restructuring, material changes in accounting rules or tax laws, severe or prolonged recession or inflation and other circumstances, both intrinsic and extrinsic to Company operations and/or the applicability of the formula could create such inequitable results and materially frustrate the intent of the bonus formula. In the event that the parties shall agree that circumstances have occurred which make such bonus formula unfair and inequitable, the parties will, at the request of either party, negotiate a substitute formula which will provide a fair and realistic incentive under the then current and anticipated circumstances and, in general, yield an equitable and comparable result. Upon completion of such negotiations, this Agreement shall be terminated and the parties shall enter into a new agreement which shall replace such bonus formula with a substitute formula and which shall otherwise be substantially identical to this Agreement. If the parties cannot agree upon such substitute formula, or if the parties cannot agree as to whether or not circumstances exist which would give rise to the right of either party to request negotiation pursuant to the foregoing, the parties shall submit such matter to arbitration by a qualified individual with expertise and at least ten years experience in the field of executive compensation. Said individual shall not have had dealings with either party during the preceding five years. Upon failure to agree upon the selection of the arbitrator, each party shall submit a panel of five qualified arbitrators, the other party may strike three from the other's list, and the arbitrator shall be selected by lot from the remaining four names. The arbitrator shall have the authority only to determine (i) whether circumstances described above have occurred so as to make the matter arbitrable and (ii) the substitute formula that will provide a fair and realistic incentive and yield an equitable and comparable result in accordance with the foregoing. After such determination shall have been made by the arbitrator, this Agreement shall be terminated and the parties shall enter into a new agreement which shall be substantially identical to this Agreement except for the substitute formula which will replace the bonus formula set forth on Exhibit A hereto. In all cases hereunder, Company shall be permitted to seek shareholder approval or take such other steps as are reasonably necessary to claim the deductibility by Company of any compensation paid to Executive pursuant to any substitute formula hereunder. Notwithstanding any other term or provision hereof, the implementation of any substitute formula hereunder shall be effectuated on a prospective basis only (i.e., such substitute formula shall not be applicable to any year as to which the applicable deadline under any Federal tax law relating to deductibility of taxes by Company for the establishment of a performance-based compensation plan shall have passed).

      (d) Each incentive bonus shall be payable (i) 30 days following the date Company's audited consolidated statement of income for the applicable fiscal year becomes available or (ii) on the January 2 following the end of that fiscal year, whichever is later (the "Bonus Payment Date").

      (e) Executive shall be entitled to receive the bonus provided for in paragraph (a) or paragraph (b) above, as the case may be, for each fiscal year during which he is employed hereunder and, in addition, for the next twenty-four months following the fiscal year during which Executive's employment is terminated hereunder, except that said post-termination bonus coverage (i) shall only extend for twelve months after termination if Executive takes employment (other than as an independent producer) with another major entertainment company within twelve months of termination and (ii) shall not apply if this Agreement is terminated for good cause. The bonus provided for in Section 4(a) above shall be applicable to any part or all of any period prior to October 1, 1998 in respect of which a post-termination bonus is payable, and the bonus formula set forth on Exhibit 1 hereto above shall be applicable to any part or all of any period after September 30, 1998 in respect of which a post-termination bonus is payable. If the bonus formula set forth on Exhibit 1 is used to determine a post-termination bonus for fiscal 2007 or 2008, the Bonus Percentage (as defined in Exhibit 1 hereto) shall be .35 for fiscal 2007 and .30 for fiscal 2008; the payment of any bonus or bonuses for fiscal 2007 and 2008 in accordance with the foregoing shall be made no earlier than thirty days following the date upon which such payment is no longer subject to Section 162(m) of the Internal Revenue Code. If such bonus formula shall no longer be applicable pursuant to
Section 4(f)(1) hereof, the post-termination bonuses shall be determined in accordance with Section 4(f)(1) and paid during the time period applicable to payments made pursuant to such bonus formula; provided, however, that any bonus payable in respect of either the first or second twelve-month period of such twenty-four month period shall not be less than the average of the total bonuses paid to Executive hereunder in respect of the two fiscal years immediately prior to the fiscal year in which termination of Executive's employment occurs. All bonus payments hereunder shall be in cash.

      (f) The bonus formula set forth on Exhibit 1 shall be submitted to the shareholders of Company, together with the Executive Cash Bonus Performance Plan, at Company's annual shareholders meeting to be held in 1997. In the event that the Executive Cash Bonus Performance Plan is not approved by the shareholders, this Agreement shall remain in effect, subject to the provisions of this Section 4(f) set forth below, and Executive's bonuses for fiscal years 1997 and 1998 shall be determined in a manner consistent with the way the Company shall determine bonuses for all other executives of the Company subject to Section 162(m) of the Internal Revenue Code. In the event that the bonus formula set forth on Exhibit 1 is not approved by shareholders at such meeting, Company and Executive shall, for a period of thirty (30) days following such shareholders meeting, use their best efforts to negotiate a bonus formula to substitute for such disapproved formula, and if such substitute formula is agreed upon, it shall be submitted to the shareholders of Company for approval at Company's 1998 annual shareholders meeting. If no agreement is reached by Company and Executive during such thirty-day period, or if shareholder approval of any such agreement is not obtained at Company's 1998 shareholders meeting, all of the terms and provisions of this Agreement shall remain in full force and effect except that, notwithstanding any other term or provision hereof:

           (1) The bonus formula set forth on Exhibit 1 hereto shall be of no force or effect and Executive's annual bonuses hereunder for fiscal years of Company ending on or after September 30, 1999 shall be determined at the discretion of the Board of Directors of Company and may not comply with Section 162(m) of the Internal Revenue Code; and

           (2) Executive may terminate this Agreement and his employment hereunder by delivering to Company, at any time on or after October 1, 1998, written notice setting forth a date of termination of this Agreement which shall be at least twelve months later than the date upon which such notice is delivered to Company.

5.    Stock Options

      (a) In connection with this Agreement Executive has been granted stock options on September 30, 1996, to purchase (i) 5,000,000 shares of Company common stock having an exercise price equal to the per share fair market value (determined in accordance with the applicable provisions of the Company's 1995 Stock Incentive Plan (the "Plan")) of Company common stock on September 30, 1996 (the "A Options") and (ii) 3,000,000 shares of Company common stock of which 1,000,000 shall have an exercise price equal to 125% of the per share fair market value of the Company common stock on such date ("Group 1"), 1,000,000 shall have an exercise price equal to 150% of the per share fair market value of the Company common stock on such date ("Group 2"), and 1,000,000 shall have an exercise price equal to 200% of the per share fair market value of the Company common stock on such date ("Group 3") ("Groups 1, 2 and 3 are collectively referred to herein as the B Options"). The A Option shall vest on September 30, 2003. Group 1 of the B Options shall vest on September 30, 2004. Group 2 of the B Options shall vest on September 30, 2005. Group 3 of the B Options shall vest on September 30, 2006. The A Option shall expire on September 30, 2008, and the B Options shall expire on September 30, 2011. Such options shall be subject to, and governed by, the terms and provisions of the Plan except to the extent of modifications of such options which are permitted by the Plan and which are expressly provided for in this Agreement.

      (b) In accordance with the Plan, Executive will enter into a stock option agreement with Company containing the terms and provisions of such options set forth herein together with such other terms and conditions as counsel for the Company requires to assure compliance with applicable federal or state law and stock exchange requirements in connection with the issuance of shares of Company common stock upon exercise of options to be granted as provided herein, or as may be required to comply with the Plan.

      (c) If Company has not already done so, Company shall register Executive's shares pursuant to the appropriate form of registration statement under the Securities Act of 1933 and shall maintain such registration statement's effectiveness at all required times.

      (d) Company shall, to the extent permitted by law, make loans to Executive in reasonable amounts on reasonable terms and conditions during his employment by Company to facilitate the exercise of the options granted to him as described above.

6.    Benefits

      Executive shall be entitled to receive all benefits generally made available to executives of Company. In addition, Company shall provide a death benefit to Executive's estate having an after-tax value of $3,000,000 in the event of Executive's death during the term hereof.

7.    Reimbursement for Expenses

      Executive shall be expected to incur various business expenses customarily incurred by persons holding like positions, including but not limited to traveling, entertainment and similar expenses incurred for the benefit of Company. Subject to Company's policy regarding the reimbursement of such expenses (which does not necessarily provide for reimbursement of all such expenses), Company shall reimburse Executive for such expenses from time to time, at Executive's request, and Executive shall account to Company for such expenses.

8.    Protection of Company's Interests

      (a) During the term of this Agreement Executive shall not directly or indirectly engage in competition with, or own any interest in any business which competes with, any business of Company or any of its subsidiaries; provided, however, that the provisions of this Section 8 shall not prohibit his ownership of not more than 5% of voting stock of any publicly held corporation.

      (b) Except for actions taken in the course of his employment hereunder, at no time shall Executive divulge, furnish or make accessible to any person any information of a confidential or proprietary nature obtained by him while in the employ of Company. Upon termination of his employment by Company, Executive shall return to the Company all such information which exists in written or other physical form and all copies thereof in his possession or under his control.

      (c) Company and its successors and assigns shall, in addition to Executive's services, be entitled to receive and own all of the results and proceeds of said services (including, without limitation, literary material and other intellectual property) produced or created during the term of Executive's employment hereunder except with respect to any book or writing autobiographical in nature. Executive will, at the request of Company, execute such assignments, certificates or other instruments as Company may from time to time deem necessary or desirable to evidence, establish, maintain, protect, enforce or defend its right or title in or to any such material.

      (d) Executive recognizes that the services to be rendered by him hereunder are of a character giving them peculiar value, the loss of which cannot be adequately compensated for in damages, and in the event of a breach of this Agreement by Executive, Company shall be entitled to equitable relief by way of injunction or any other legal or equitable remedies.

9.    Termination by Company

      (a) Company shall have the right to terminate this Agreement under the following circumstances:

           (i)  Upon the death of Executive.

          (ii) Upon notice from Company to Executive in the event of an illness or other disability which has incapacitated him from performing his duties for six consecutive months as determined in good faith by the Board.

         (iii) For good cause upon notice from Company. Termination by Company of Executive's employment for "good cause" as used in this Agreement shall be limited to gross negligence or malfeasance by Executive in the performance of his duties under this Agreement or the voluntary resignation by Executive as an employee of Company without the prior written consent of Company.

      (b) If this Agreement is terminated pursuant to Section 9(a) above, Executive's rights and Company's obligations hereunder shall forthwith terminate except as expressly provided in this Agreement.

      (c) If this Agreement is terminated pursuant to Section 9(a)(i) or (ii) hereof, Executive or his estate shall be entitled to receive a cash payment equal to the present value (based on Company's then current cost of borrowing for the remainder of the term hereof) of his base salary for the balance of the term of this Agreement, payable within 30 days of the date of termination. Executive shall also be entitled to receive the bonus payments provided for in
Section 4(e) hereof for the fiscal year in which the termination occurred plus the twenty-four months following such fiscal year. All stock options granted to Executive in accordance with Section 5 hereof shall also immediately vest upon such termination and remain exerciseable until the earlier of the fifth anniversary of the date of such termination or the expiration of such options on the scheduled expiration dates set forth in Section 5(a) hereof.

      (d) Whenever compensation is payable to Executive hereunder during a time when he is partially or totally disabled and such disability (except for the provisions hereof) would entitle him to disability income or to salary continuation payments from Company according to the terms of any plan now or hereafter provided by Company or according to any Company policy in effect at the time of such disability, the compensation payable to him hereunder shall be inclusive of any such disability income or salary continuation and shall not be in addition thereto. If disability income is payable directly to Executive by an insurance company under an insurance policy paid for by Company, the amounts paid to him by said insurance company shall be considered to be part of the payments to be made by Company to him pursuant to this Section 9, and shall not be in addition thereto.

10.   Termination by Executive

      (a) Executive shall have the right to terminate his employment under this Agreement upon 30 days' notice to Company given within 60 days following the occurrence of any of the following events, each of which shall constitute "good reason" for such termination:

           (i) Executive is not elected or retained as Chairman and Chief Executive Officer and a director of Company.

          (ii) Company acts to materially reduce Executive's duties and responsibilities hereunder. Executive's duties and responsibilities shall not be deemed materially reduced for purposes hereof solely by virtue of the fact that Company is (or substantially all of its assets are) sold to, or is combined with, another entity provided that (a) Executive shall continue to have the same duties and responsibilities with respect to Company's business as of January 8, 1997, including but not limited to, entertainment and recreation, broadcasting, cable, direct broadcast satellite, filmed entertainment, consumer products, etc. and (b) Executive shall report directly to the chief executive officer and/or board of directors of the entity (or individual) that acquires Company or its assets.

         (iii) Company acts to change the geographic location of the performance of Executive's duties from Los Angeles California Metropolitan area.

      (b) Notwithstanding any other term or provision hereof, in the event that Executive's employment shall terminate pursuant to Section 4(f)(2) hereof, Executive's stock options referred to in Section 5 hereof shall remain exercisable until the earlier of twelve months from the effective date of termination or the scheduled expiration dates of such options set forth in
Section 5(a) hereof, and, for the purpose of establishing the period during which vesting may continue to occur with respect to such options (and for no other purpose whatsoever), Executive's employment shall not be deemed to terminate until three months after the effective date of termination of Executive's employment hereunder. In addition, Company's obligation to make the bonus payments required by Section 4(e) hereof in the event of termination pursuant to Section 4(f)(2) hereof in respect of the twenty-four month period following the fiscal year during which termination of Executive's employment hereunder shall occur shall remain in full force and effect, and in no event shall the bonus payable in respect of either the first or second twelve-month period of such twenty-four month period be less than the average of the total bonuses paid to Executive hereunder for the two fiscal years immediately prior the fiscal year in which the effective date of termination shall occur. Except as provided above in this Section 10(b), a termination of this Agreement pursuant to Section 4(f)(2) shall be treated as a voluntary resignation by Executive as an Employee of Company without the prior written consent of Company under Section 9(a)(iii).

11.   Consequences of Breach by Company

      If this Agreement is terminated pursuant to Section 10 hereof, or if Company shall terminate Executive's employment under this Agreement in any other way that is a breach of this Agreement by Company, the following shall apply:

           (i) Executive shall receive a cash payment equal to the present value (based on Company's then current cost of borrowing for the remainder of the term hereof) of Executive's base salary hereunder for the remainder of the term, payable within 30 days of the date of such termination.

          (ii) Executive shall be entitled to bonus payments as provided in
      Section 4 hereof for the remainder of the term hereof plus twenty-four months.

         (iii) All stock options granted by Company to Executive under the Plan or granted by Company to Executive prior to the date hereof shall accelerate and become immediately exercisable and thereafter remain exercisable until the earlier of the fifth anniversary of the date of such termination or the scheduled expiration dates for such options set forth in Section 5(a) hereof.

12.   Post-Termination Consulting Services

      Upon expiration of this Agreement on September 30, 2006 (i.e., after the completion of the full term of service by Executive hereunder), Executive shall serve as a consultant to Company at a fee to be mutually agreed upon which shall be at least $1.00 per year plus continuation of the same benefits and/or perquisites provided to Executive during his term as Chief Executive Officer of Company, excluding, however, any items which would conflict with any laws, regulations and/or tax qualifications applicable to group health, pension and employee welfare plans of Company and, except as otherwise provided herein with respect to certain specified continuing obligations of Company to Executive, salary, bonuses and/or stock options. The consulting arrangement shall continue until notice is given as provided below following the earlier of: (i) acceptance by Executive of full-time employment with a third party, (ii) the rendering by Executive of any services to a competitor of Company or (iii) Executive's disability for a period of six months which shall render him substantially incapable of performing any consulting services for Company. If notice is given pursuant to clauses (i) and (ii) above, the consulting arrangement shall terminate three business days after the giving of such notice, and if such notice is given pursuant to clause (iii), such termination shall occur three months after the giving of such notice.

13.   Remedies

      Company recognizes that because of Executive's special talents, stature and opportunities in the entertainment industry, and because of the special creative nature of and compensation practices of said industry and the material impact that individual projects can have on an entertainment company's results of operations, in the event of termination by Company hereunder (except under Section 9(a)), or in the event of termination by Executive under Section 10, before the end of the agreed term, Company and Executive acknowledge and agree that the provisions of this Agreement regarding further payments of base salary, bonuses and the exercisability of stock options constitute fair and reasonable provisions for the consequences of such termination, do not constitute a penalty, and such payments and benefits shall not be limited or reduced by amounts Executive might earn or be able to earn from any other employment or ventures during the remainder of the agreed term of this Agreement.

14.   Binding Agreement

      This Agreement shall be binding upon and inure to the benefit of Executive, his heirs, distributees and assigns and Company, its successors and assigns. Executive may not, without the express written permission of the Company, assign or pledge any rights or obligations hereunder to any person, firm or corporation.

15.   Amendment; Waiver

      This Agreement contains the entire agreement of the parties with respect to the employment of Executive by Company and upon execution of this Agreement supersedes, on and as of January 8, 1997, the Employment Agreement dated as of January 10, 1989 between Company and Executive (it being understood, however, that this Agreement shall not affect any stock options granted to Executive by Company prior to the date hereof). No amendment or modification of this Agreement shall be valid unless evidenced by a written instrument executed by the parties hereto. No waiver by either party of any breach by the other party of any provision or condition of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

16.   Governing Law

      (a) This Agreement shall be governed by and construed under and in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws; and the laws of that state shall govern all of the rights remedies, liabilities, powers and duties of the parties under this Agreement and of any arbitrator or arbitrators to whom any matter hereunder may be submitted for resolution by the parties hereto, as contemplated by and pursuant to Title 6, Section 2708 of the Delaware Code.

      (b) Any legal action or proceeding with respect to this Agreement shall be brought exclusively in the federal or state courts of the State of Delaware, and by execution and delivery of this Agreement, Executive and Company irrevocably consent to the jurisdiction of those courts. Executive and Company irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which either may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement or any transaction related hereto. Executive and Company acknowledge and agree that any service of legal process by mail in the manner provided for notices under this Agreement constitutes proper legal service of process under applicable law in any action or proceeding under or in respect of this Agreement.

      (c) The parties agree that this Agreement (together with the stock option agreement referred to in Section 5(b) hereof and any other documents or agreements specifically referred to herein) shall constitute the sole and conclusive basis for establishing Executive's compensation for all services provided by him hereunder.

17.   Notices

      All notices which a party is required or may desire to give to the other party under or in connection with this Agreement shall be given in writing by addressing the same to the other party as follows:

      If to Executive to:

      Michael D. Eisner
      283 Bel Air Road
      Los Angeles, California 90024 and

      If to Company, to:

      The Walt Disney Company
      500 South Buena Vista Street
      Burbank, California  91521

      Attn:  Senior Executive Vice President
             and Chief of Operations

or at such other place as may be designated in writing by like notice. Any notice shall be deemed to have been given within 48 hours after being addressed as required herein and deposited, first-class postage prepaid, in the United States mail.

IN WITNESS WHEREOF, the parties have executed this Agreement on this 8th day of January 1997.

                                                                 THE WALT DISNEY
COMPANY


/s/ Michael D. Eisner             By:_/s/ Raymond L. Watson
Michael D. Eisner                 Name: Raymond L. Watson
                                  Title:Chairman of the
                                        Executive Committee

                                  Bonus Formula


      The bonus payable pursuant for each applicable fiscal year of the Company shall be the amount of Bonus EPS multiplied by Outstanding Shares with the result multiplied by the Bonus Percentage.

      In determining such bonus, the following definitions shall apply:

           (1) "Bonus EPS" shall be the amount by which the EPS for the applicable fiscal year exceeds Threshold EPS.

           (2) "EPS" means the primary earnings per share of Company as reported in its annual consolidated financial statements after any extraordinary items set forth therein.

           (3) "Base EPS" shall be the average of the EPS of the Company for the fiscal years 1997 and 1998 (rounded to the nearest cent), but in no event less than $2.75 or more than $3.25 if the average is below or above such figures, respectively.

           (4) "Threshold EPS" shall be based on a compounded annual growth rate of 7.5% calculated on Base EPS (and rounded to the nearest cent). For fiscal year 1999 it shall be determined by multiplying Base EPS by 1.075. For each succeeding fiscal year it shall be determined by multiplying the previous fiscal year's Threshold EPS by 1.075.

           (5) "Outstanding Shares" means the number of common shares of the Company outstanding based on the same figures used by the Company in calculating EPS for the applicable fiscal year.

           (6) The "Bonus Percentage" for each applicable fiscal year shall be the following:

           Year      Percentage     Year       Percentage
           1999         5.75        2003          0.75
           2000         2.75        2004          0.55
           2001         1.60        2005          0.45
           2002         1.10        2006          0.40





